Exhibit 10.2

CONFIDENTIAL

COPY ONE OF TWO

October 4, 2009

EnteroMedics Inc.

2800 Patton Road

St. Paul, MN 55113

Attention:	Mark B. Knudson
President and Chief Executive Officer

Dear Mr. Knudson,

This letter will confirm the basis upon which EnteroMedics, Inc. (“Client”) and Canaccord Adams Inc. (together with its affiliates, control persons, officers, directors, employees and agents, “CA”) mutuslly agree to amend the fee section of the Agreement between CA and Client entered into and dated October 2, 2009.

In conjunction with Client’s $4.9 million financing announced October 2, 2009, CA agrees to defer its 6.0% Success Fee for the Placement until the earlier of when the Company completes its next equity financing of at least $1.0 million, or the Company completes a change of control transaction or sale of 50% or more of the Company’s assets. CA further agrees to waive the warrant portion of its fee. The Company agrees that Canaccord Adams shall have the right to act as the Company’s exclusive financial advisor for all sales of equity securities, mergers and acquisitions and other financial advisory services until such time as the deferred Success Fee has been paid in full. All other provisions of the Agreement shall remain unchanged.

If you are in agreement with the foregoing, please sign both copies, retain one copy for your records and return the second to my attention.

Sincerely,

Canaccord Adams Inc.

By:	/s/ Jeffrey G. Barlow
Jeffrey G. Barlow
Managing Director

Accepted and Agreed:
EnteroMedics Inc.

By:	/s/ Mark B. Knudson
Mark B. Knudson
President and Chief Executive Officer